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                                                                    EXHIBIT 99.2
                                                        P R E S S  R E L E A S E


     Contacts:   Deidre Moore      Lyn Chitow Oakes
                 CMGI              Flycast
                 (978) 684-3655    (415) 913-1592
                 dmoore@cmgi.com   lyn@flycast.com


                         CMGI COMPLETES ACQUISITION OF
                       FLYCAST COMMUNICATIONS CORPORATION

ANDOVER, MA AND SAN FRANCISCO, CA, JANUARY 14, 2000 - CMGI, Inc. (Nasdaq: CMGI) announced today that it has completed its acquisition of Flycast Communications Corporation (Nasdaq: FCST), a leading provider of web-based direct response advertising solutions, in a stock-for-stock merger. Under the terms of the merger, CMGI will issue .9476 shares of CMGI common stock for every share of Flycast common stock held on January 13, 2000. Effective immediately, Flycast is a majority-owned operating company of CMGI, joining fellow CMGI-affiliated advertising properties Engage (Nasdaq: ENGA), Adsmart, AdForce, AdKnowledge and I/PRO.

"Flycast represents a critical component of CMGI's larger goal to build a full-service network of advertising and marketing properties," said David Andonian, President, Corporate Development, CMGI. "CMGI has already begun to leverage the inter-company synergies between Flycast and our other advertising businesses, particularly Engage and AdForce, and we look forward to extending Flycast's relationship with Adsmart to bring together advertisers and publishers, branded and non-branded sites, for the delivery of a complete advertising network solution."

"We are very pleased to join CMGI's family of leading advertising and marketing services companies in providing the most comprehensive advertising and marketing solutions in the industry," said George Garrick, Chairman and CEO of Flycast. "Working hand-in-hand with the powerful team of CMGI advertising properties will allow Flycast to both enhance our current offerings and to quickly bring new products and services to market."

Since CMGI announced its agreement to acquire Flycast in September, Flycast has continued to expand upon its extensive suite of online direct marketing solutions. In October, Flycast launched its European operations to meet the demand for response-based web advertising solutions in major European media markets. Flycast has also increased its product offerings with the recent launch of Flycast Valet, a comprehensive e-commerce service, and Flycast CPCnet, a new cost-per-click advertising network. Flycast also just announced the commercial launch of the Flycast eDispatch Newsletter Network, which provides advertisers with the ability to run campaigns across multiple email newsletters with a single media buy. In addition, Flycast continues to build its relationship with affiliates, which now totals more than 2400 sites.
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Flycast already has built synergistic relationships with other CMGI companies, including AdForce and Engage, to further benefit both advertisers and web publishers. Flycast partnered with AdForce to offer AdForce's ad serving capabilities to new sites in the Flycast Network. Engage is working with Flycast to deploy Engage's profiling technology across the Flycast Network.
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ABOUT FLYCAST COMMUNICATIONS

Based in San Francisco, Flycast Communications is the leading provider of Internet direct response advertising solutions. The company is focused on maximizing the return on investment for response-oriented advertisers, direct marketers and e-commerce companies by delivering the most ROI-effective audience reach, response and results in the industry. The company's flagship offering, the Flycast Network, reaches over 25 million people a month, or 41 percent of the web. Flycast's advertisers include e-commerce companies, direct response marketers and interactive agencies who are interested in generating site traffic and increasing web-based sales through ROI-focused advertising. Flycast can be reached on the web at http://www.flycast.com.
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ABOUT CMGI

With 60 companies, CMGI, Inc. (Nasdaq: CMGI) represents the largest, most diverse network of Internet companies in the world. This network includes both CMGI operating companies and a growing number of synergistic investments through its venture capital affiliate, @Ventures. CMGI leverages the technologies, content and market reach of its extended family of companies to foster rapid growth and industry leadership across its network, and the larger Internet Economy. Compaq, Intel, Microsoft, Pacific Century CyberWorks and Sumitomo hold minority positions in CMGI.

CMGI's majority-owned operating companies include Engage Technologies (Nasdaq:
ENGA), NaviSite (Nasdaq: NAVI), 1ClickBrands, 1stUp.com, Activate.net, Activerse, AdForce, Adsmart, AltaVista, CMGI Solutions, Flycast, iCAST, Magnitude Network, MyWay.com, NaviNet, SalesLink, Tribal Voice and ZineZone. The company's @Ventures affiliates have ownership interests in Lycos, Inc. (Nasdaq:
LCOS), Critical Path (Nasdaq: CPTH), Silknet (Nasdaq: SILK), Chemdex (Nasdaq:
CMDX), MotherNature.com (Nasdaq: MTHR), Asimba.com, AuctionWatch.com, Aureate Media, blaxxun, BizBuyer.com, Boatscape.com, buyersedge.com, CarParts.com, CraftShop.com, eCircles.com, eGroups.com, EXP.com, FindLaw, FoodBuy.com, Furniture.com, HotLinks, INPHO/HomePriceCheck.com, Intelligent/Digital, KOZ.com, Mondera.com, MyFamily.com, NextMonet.com, NextPlanetOver.com, Oncology.com, OneCore.com, PlanetOutdoors.com, Productopia, Raging Bull, SnapFish.com, Speech Machines, hingWorld.com, Vicinity, Virtual Ink, Visto, Vstore and WebCT.

CMGI Corporate headquarters is located at 100 Brickstone Square, Andover, MA 01810. Telephone: 978-684-3600. Fax: 978-684-3814. Additional information is available on the company's Web site at http://www.cmgi.com.
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                                     # # #

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, the expected benefits resulting from the acquisition of Flycast by CMGI, the expected growth in CMGI's advertising and marketing business, the expected benefits of Flycast's relationships with third parties, including AdForce, Engage and Adsmart, and the expected functionality of Flycast's new product offerings. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that Flycast's business will not be successfully integrated with the business of CMGI; the risk that Flycast's technology and products
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will not successfully combine with those of third parties; risks associated with the business of Flycast; the adoption of new laws and regulations affecting the provision of Internet advertising services, including laws and regulations covering privacy, pricing and content; and increased competition and technological changes in the industries in which CMGI and Flycast compete. For a detailed discussion of these and other cautionary statements, please refer to CMGI's filings with the Securities and Exchange Commission, including CMGI's Annual Report on Form 10-K for the most recently ended fiscal year.